Exhibit 99.1

Tucows Announces a $10 million Stock Buyback Program

TORONTO, February 16, 2010 - Tucows Inc. (NYSE AMEX: TCX, TSX:TC) today announced that its Board of Directors has approved a stock buyback program to repurchase up to $10 million of Tucows common stock.  Tucows has also filed a notice of intention with the Toronto Stock Exchange (“TSX”) to make a normal course issuer bid through the facilities of the TSX.  Tucows will have the option to repurchase its shares of common stock either through the facilities of the TSX or the NYSE AMEX Stock Exchange.

The notice filed with the TSX provides that Tucows may, during the twelve-month period commencing February 19, 2010, repurchase up to 3,748,000 shares of its common stock, which amount represents approximately 10% of the public float of Tucows.  For purposes of any repurchases made on the TSX, Tucows may only purchase up to a maximum of 1,890 shares in any daily trading session, which number represents 25% of the average daily trading volume on the TSX over the six month period ending January 31, 2010, unless the block purchase exception is relied upon.  As of February 16, 2010 there were 60,738,683 common shares outstanding. All shares purchased by Tucows under the normal course issuer bid will be cancelled.

The timing and exact number of common shares purchased will be at Tucows’ discretion and will depend on available cash and market conditions.  Tucows may suspend or discontinue the repurchases at any time, including in the event Tucows would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. Tucows does not intend to purchase its shares from its management team or other insiders.

During Tucows’ previous stock buyback program, which ended on May 5, 2009, Tucows repurchased 849,760 common shares.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over 9 million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This news release contains, in addition to historical information, forward-looking statements related to such matters as the timing and total number of shares to be purchased under the proposed buyback program. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document and, except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com.